EXHIBIT 5



                                HODGSON RUSS LLP
                            One M&T Plaza, Suite 2000
                             Buffalo, New York 14203




                                January 26, 2001




CVF Technologies Corporation
916 Center Street
Lewiston, New York  14092

Ladies and Gentlemen:

     Re:  Registration Statement on Form S-3

     We are delivering this opinion at your request in connection with the registration by CVF Technologies Corporation (the "Company") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, of 879,584 shares of Common Stock issued in a private placement (the "Shares") for sale by the selling security holders identified in the prospectus (the "Prospectus") forming a part of the above-referenced registration statement (the "Registration Statement").

     The opinions set forth in this letter are based upon (1) our review of (a) that certain Exchange Agreement dated as of November 10, 2000,(b) originals, or copies authenticated to our satisfaction, of the Company's Articles of Incorporation, as amended, its Bylaws, as amended, and records of certain of its corporate proceedings and (c) such other certificates, opinions and instruments we have deemed necessary and (2) our review of published sources of law as we have deemed necessary.

     Subject to the qualifications set forth in this letter, it is our opinion that:

     The Shares have been duly authorized and are validly issued, fully paid and non-assessable.


     We hereby consent to the filing of this letter as Exhibit 5 to the Registration Statement and the reference to this firm in the Prospectus under the caption "Legal Matters".

                              Very truly yours,

                              HODGSON RUSS LLP

                              By: /s/ John J. Zak
                                 ---------------------
                                 John J. Zak